                      SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549
                              Schedule 14A Information

              PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

   Filed by the Registrant /x/
   Filed by a Party other than the Registrant /x/
   Check the appropriate box:
   / / Preliminary Proxy Statement
   / / Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
   /x/ Definitive Proxy Statement
   / / Definitive Additional Materials
   / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section
       240.14a-12

                        COLONIAL PROPERTIES TRUST
                        -------------------------
               (Name of Registrant as Specified in Its Charter)

              The Board of Trustees of Colonial Properties Trust
              --------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

   / / No fee required.

   / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

           ----------------------------------------
       (2) Aggregate number of securities to which transaction applies:

           ----------------------------------------
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

           ----------------------------------------
       (4) Proposed maximum aggregate value of transaction:

           ----------------------------------------
       (5) Total fee Paid:

           ----------------------------------------
   / /  Fee paid previously with preliminary materials.

   / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1) Amount Previously Paid:

            ---------------------------------------
        (2) Form, schedule or registration statement no.:

            ---------------------------------------
        (3) Filing party:

            ---------------------------------------
        (4) Date filed:

            ---------------------------------------

                               [Letterhead]

                                       March 31, 1997

Dear Fellow Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Colonial Properties Trust to be held on Thursday, April 24, 1997 at 10:30 a.m., central daylight savings time, in the auditorium on the lobby (second) floor of the Energen Plaza, 2101 Sixth Avenue North, Birmingham, Alabama 35203.

     The matters to be acted on at the meeting--the election of trustees, the increase in the number of shares authorized under the Non-employee Trustee Share Option Plan, the adoption of a Non-Employee Trustee Share Plan permitting trustees to receive their fees in Common Shares rather than cash, and the ratification of the selection of the Company's independent accountants--are described in the accompanying Notice and Proxy Statement. A proxy card on which to indicate your vote and an envelope, postage prepaid, in which to return your proxy are enclosed. A copy of the Company's Annual Report to Shareholders also is enclosed.

     We realize that each of you cannot attend the meeting and vote your shares in person. However, whether or not you plan to attend the meeting, we need your vote. We urge you to complete, sign, and return the enclosed proxy so that your shares will be represented. If you later decide to attend the meeting, you may revoke your proxy at that time and vote your shares in person.

     Remember, this is your opportunity to voice your opinion on matters affecting the Company. We look forward to receiving your proxy and perhaps seeing you at the annual meeting.

                                       Sincerely,

                                       Thomas H. Lowder
                                       Chairman of the Board, President,
                                       And Chief Executive Officer

Enclosures

                           COLONIAL PROPERTIES TRUST

                                 ENERGEN PLAZA
                        2101 6TH AVENUE NORTH, SUITE 750
                           BIRMINGHAM, ALABAMA 35203
                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To be held on April 24, 1997

    You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Colonial Properties Trust (the "Company") to be held on Thursday, April 24, 1997, at 10:30 a.m., central daylight savings time, in the auditorium on the lobby (second) floor of the Energen Plaza, 2101 Sixth Avenue North, Birmingham, Alabama 35203, to consider the following proposals:

    1. To elect three trustees to serve for the ensuing three-year term;

    2. To increase the number of shares authorized under the Non-employee Trustee Share Option Plan;

    3. To approve a Non-Employee Trustee Share Plan;

    4. To ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company for the fiscal year ending December 31, 1997; and

    5. To transact such other business as may properly come before such meeting or any adjournments thereof.

    Only shareholders of record at the close of business on March 10, 1997 will be entitled to vote at the meeting or any adjournments thereof.

    IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF TRUSTEES, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                              BY ORDER OF THE BOARD OF TRUSTEES



                              Douglas B. Nunnelley
                              Senior Vice President and
                              Chief Financial Officer

                           COLONIAL PROPERTIES TRUST

                                 ENERGEN PLAZA
                        2101 6TH AVENUE NORTH, SUITE 750
                           BIRMINGHAM, ALABAMA 35203
                                ----------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                         To be held on April 24, 1997

    This Proxy Statement is furnished to shareholders of Colonial Properties Trust (the "Company"), an Alabama real estate investment trust, in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held on Thursday, April 24, 1997, at 10:30 a.m., central daylight savings time, for the purposes set forth in the Notice of Meeting. This solicitation of proxies is made on behalf of the board of trustees of the Company (the "Board of Trustees").

    Holders of record of common shares of beneficial interest (the "Common Shares") of the Company as of the close of business on the record date, March 10, 1997, are entitled to receive notice of, and to vote at, the Meeting. The Common Shares constitute the only class of securities entitled to vote at the Meeting, and each Common Share entitles the holder thereof to one vote. At the close of business on March 10, 1997, there were 19,182,735 Common Shares issued and outstanding.

    Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for Trustee, FOR the proposal to increase the number of shares authorized for issuance under the Trustee Share Option Plan, FOR the proposal to approve a Non-employee Trustee Share Plan and FOR the proposal to ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors. The Company knows of no business other than that set forth above to be transacted at the meeting. If other matters requiring a vote do arise, it is the intention of the persons named in the Proxy to vote in accordance with their judgment on such matters.

    To be voted, proxies must be filed with the Secretary of the Company prior to the time of voting. Proxies may be revoked at any time before exercise thereof by filing a notice of such revocation or a later dated proxy with the Secretary of the Company or by voting in person at the Meeting.

    The Company's 1996 Annual Report to Shareholders for the fiscal year ended December 31, 1996 is enclosed with this Proxy Statement. This Proxy Statement, the proxy card and the 1996 Annual Report to Shareholders were mailed to shareholders on or about March 31, 1997. The executive offices of the Company are located at Energen Plaza, 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203.

                             ELECTION OF TRUSTEES
                                 (Proposal 1)

Board Of Trustees

    The Board of Trustees of the Company is divided into three classes, with approximately one-third of the trustees elected by the shareholders annually. The trustees whose terms will expire at the Meeting are Carl F. Bailey, Thomas
H. Lowder and Harold W. Ripps, each of whom has been nominated for election at the Meeting as trustees to hold office until the 2000 Annual Meeting of Shareholders and until their successors are elected and qualified. Three nominees for trustee will be elected upon a favorable vote of a plurality of the Common Shares present and entitled to vote, in person or by proxy, at the Meeting.

    The Board of Trustees of the Company recommends a vote FOR Carl F. Bailey, Thomas H. Lowder and Harold W. Ripps as trustees to hold office until the 2000 Annual Meeting of Shareholders and until their successors are elected and qualified. Should any or all of these nominees become unable to serve for any reason, the Board of Trustees may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or may reduce the number of trustees on the Board of Trustees.

Nominees for Election to Term Expiring 2000

    Carl F. Bailey, 66, has been a trustee of the Company and a director of CPHC and the Management Corporation since September 1993. Mr. Bailey is a former co-chairman of BellSouth Telecommunications, Inc. and former chairman and chief executive officer of South Central Bell Telephone Company, positions from which he retired in 1991. He worked for South Central Bell in a number of capacities over the past three and a half decades and was elected president and a member of the board of directors in 1982. Mr. Bailey is president of BDI and is a member of the board of directors of SouthTrust Corporation and Delchamps of Mobile. Mr. Bailey serves on the board of trustees and executive committee of Southern Research Institute and Birmingham Southern College. Mr. Bailey is a member of the Executive
Committee and is chairman of the Audit Committee of the Board of Trustees. He also is a member of the executive committee of the board of directors of CPHC.

    Thomas H. Lowder, 47, has been a trustee of the Company since its formation in July 1993. He is the chairman of the board, president and chief executive officer of the Company and Colonial Properties Holding Company, Inc. ("CPHC") and is the president and a director of Colonial Properties Services, Inc. (the "Management Corporation"), which conducts the Company's third-party management leasing and brokerage operations. Mr. Lowder became President of Colonial Properties, Inc. ("Colonial"), the Company's predecessor, in 1976 and since that time has been actively engaged in the acquisition, development, management, leasing and sale of multifamily, retail and office properties for Colonial and the Company. Mr. Lowder is a member and past president of the Alabama Chapter of the Commercial Investment Real Estate Institute. Mr. Lowder is a former state Chairman of the Young Presidents' Organization and is a member of the Birmingham Area Board of Realtors, the National Association of Industrial Office Parks, the International Council of Shopping Centers and the National Association of Real Estate Investment Trusts (NAREIT). He serves on the Board of Directors for, among other companies, the Children's Hospital of Alabama, American Red Cross--Birmingham Area Chapter and the United Way of Central Alabama. Mr. Lowder is a member of the Executive Committee of the Board of Trustees. Mr. Lowder also is a member of the executive committee of the board of directors of CPHC. Mr. Lowder is the brother of James K. Lowder, who also serves as a trustee.

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

    Harold W. Ripps, 58, is a trustee of the Company and a director of CPHC and the Management Corporation. Together with Mr. Meisler, they formed The Rime Companies, a real estate development, construction and management firm specializing in the development of multifamily properties. In December 1994, the Company purchased ten multifamily properties from partners associated with The Rime Companies. While with The Rime Companies, Mr. Ripps oversaw the development and construction of approximately 15,000 multifamily apartment units in the southeastern United States. He is a member of the executive committee of the Birmingham Council of Boy Scouts of America, the President's Advisory Committee of Birmingham Southern College and the President's Council of the University of Alabama in Birmingham. Mr. Ripps is a member of the Executive Committee and the Executive Compensation Committee of the Board of Trustees. He also is a member of the executive committee and the executive compensation committee of the board of directors of CPHC.

Incumbent Directors--Term Expiring 1998

    M. Miller Gorrie, 61, is a trustee of the Company and a director of CPHC and the Management Corporation. Mr. Gorrie is, chairman of the board and chief executive officer of Brasfield & Gorrie, Inc., a general contracting firm located in Birmingham, Alabama that is ranked consistently among ENR's "Top 100 Contractors." He serves on the board of directors for, among other organizations, AmSouth Bank of Alabama, Southern Research Institute and American Cast Iron Pipe Co. He is a past director of the Alabama Chamber of Commerce, the Associated General Contractors, the Building Science Advisory Board of Auburn University, the Business Council of Alabama and the March of Dimes. Mr. Gorrie is chairman of the Executive Committee and the Executive Compensation Committee of the Board of Trustees. He also is the chairman of the executive committee and the executive compensation committee of the board of directors of CPHC.

    James K. Lowder, 47, has been a trustee of the Company since its formation in July 1993. He is also a director of CPHC. Mr. Lowder is also chairman of the board of The Colonial Company, chairman of the board of Lowder Construction Company, Inc. and chairman of the board of Lowder New Homes, Inc. and Lowder Realty Company, Inc. He is also a member of the Alabama Association of Realtors, Montgomery Board of Realtors, the Home Builders Association of Alabama and the Greater Montgomery Home Builders Association. Mr. Lowder is a member of the Executive Compensation Committee of the Board of Trustees. Mr. Lowder also is a member of the executive compensation committee of the board of directors of CPHC.

    Herbert A. Meisler, 69, is a trustee of the Company and a director of CPHC. Together with Mr. Ripps, he formed The Rime Companies, a real estate development, construction and management firm specializing in the development of multifamily properties. In December 1994, the Company purchased ten multifamily properties from partners associated with The Rime Companies. While with The Rime Companies, Mr. Meisler oversaw the development and construction of approximately 15,000 multifamily apartment units in the southeastern United States. He currently serves on the board of directors for the Community Foundation of South Alabama and the Mobile Airport Authority and is the president of Wichita Greyhound Park. He is a past director of the Alabama Eye and Tissue Bank and past president of the Mobile Jewish Welfare Fund. Mr. Meisler is a member of the Executive Compensation Committee and the Audit Committee of the Board of Trustees. He also is a member of the executive compensation committee of the board of directors of CPHC.

Incumbent Directors--Term Expiring 1999

    Claude B. Nielsen, 46, is a trustee of the Company and a director of CPHC. Since 1990, Mr. Nielsen has been president of Coca-Cola Bottling Company United, Inc., headquartered in

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Birmingham, Alabama, serving also as chief operating officer from 1990 to
1991 and as chief executive officer since 1991. Prior to 1990, Mr. Nielsen served as president of Birmingham Coca-Cola Bottling Company. Mr. Nielsen is on the board of directors of AmSouth Bancorporation and Cobb Theatres. He also currently serves as a board member and finance committee chairman of the Birmingham Civil Rights Institute as well as a board member of the Birmingham Airport Authority. Mr. Nielsen is a member of the Executive Compensation Committee of the Board of Trustees. Mr. Nielsen also is a member of the executive compensation committee of the board of directors of CPHC.

    Donald T. Senterfitt, 77, has been a trustee of the Company and a director of CPHC since September 1993. Mr. Senterfitt is a former director and vice chairman of SunTrust Banks, Inc., a bank holding company. He is past president of the American Bankers Association and former General Counsel to the Florida Bankers Association, and served both organizations in a variety of other capacities. He currently serves as president and chief executive officer of The Pilot Group, L.C., a financial institutions consulting firm headquartered in Orlando, Florida. He is a director of Colonial Bank of Florida. Mr. Senterfitt is a member of the Audit Committee of the Board of Trustees.

Committees of the Board of Trustees; Meetings

    In accordance with the Bylaws of the Company, the Board of Trustees has established an Executive Committee, an Audit Committee, and an Executive Compensation Committee. The membership of these Committees is set forth in the preceding section of this Proxy Statement.

    The Executive Committee has the authority, subject to the Company's conflict of interest policies, to acquire and dispose of real property and the power to authorize, on behalf of the full Board of Trustees, the execution of certain contracts and agreements, including those related to the borrowing of money by the Company (and, consistent with the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended, to cause the Operating Partnership to take such actions). The Executive Committee met six times in 1996.

    The Audit Committee, which consists of three independent trustees, was established to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, review professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees, and review the adequacy of the Company's internal accounting controls. The Audit Committee met four times during 1996.

    The Executive Compensation Committee was established to determine compensation for the Company's executive officers and to administer the Company's stock option and annual incentive plans. The Executive Compensation Committee met two times during 1996.

    The Board of Trustees held six meetings during 1996.

Compensation of Trustees

    The Company pays its trustees who are not officers of the Company fees for their services as trustees. Trustees receive annual compensation of $12,000 plus a fee of $500 (plus out-of-pocket expenses) for attendance (in person or by telephone) at each meeting of the Board of Trustees, including Committee meetings. (Herbert A. Meisler has waived his right to trustee fees and has requested that the Company donate a like amount to religious or charitable organizations.) Pursuant to the Company's Non-employee Trustee Share Option Plan, each newly elected trustee who is not an employee of the Company receives, upon election, an option to purchase 5,000 Common Shares for a price equal to the fair market value of such shares on the date of grant. Each non-employee trustee also receives an automatic grant of an option, exercisable for 5,000 Common Shares, following each annual election of trustees after the trustee has completed at least one year of service. Officers of the Company who are trustees are not paid any trustee fees nor are they eligible to participate in the Non-employee Trustee Share Option Plan.

       INCREASE IN SHARES AUTHORIZED UNDER THE NON-EMPLOYEE TRUSTEE SHARE
                                  OPTION PLAN
                                  (Proposal 2)

    The Company maintains the Non-employee Trustee Share Option Plan (the "Option Plan"), the purposes of which are to enhance the Company's ability to attract and retain highly qualified individuals to serve as members of the Board of Trustees (the "Board") and to provide additional incentives to trustees to promote the success of the Company. The Option Plan provides for the grant of options which give the trustees an opportunity to purchase Common Shares of the Company. Options granted under the Option Plan do not constitute "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. No options may be granted under the Option Plan after September 29, 2003.

    The Option Plan originally authorized a total of 125,000 shares. The Board has approved, and recommends that the shareholders approve, a proposal to increase the number of Common Shares available for issuance under the Option Plan from 125,000 to 500,000 shares. As of March 10, 1996, options for 100,000 shares had been granted under the Option Plan. As of that date, the closing price of the Common Shares on the New York Stock Exchange was $28.875 per share.

    Options may be granted under the Option Plan only to trustees of the Company. There are currently seven persons eligible to receive grants of options under the Option Plan. The Board's responsibilities under the Option Plan are limited to taking all legal actions necessary to document the options provided for by the terms of the Option Plan, to maintain appropriate records and reports regarding those options, and to take all acts authorized by the Option Plan or otherwise necessary to effect the purposes of the Option Plan.

    The Option Plan provides that upon the date of his or her election to the Board, each trustee is to be granted an initial option to purchase 5,000 Common Shares. Thereafter, immediately following the annual election of trustees, each trustee is granted an additional option to purchase 5,000 Common Shares if he or she has served as a trustee for at least one year and is then serving on the Board. Thirty-three and one-third percent (33 1/3%) of an option becomes exercisable on each of the first three (3) anniversaries of the date on which the option was granted. The term of each option granted under the Option Plan is ten years, after which the option will expire. The exercise price of options granted under the Option Plan is the fair market value of the underlying Common Shares on the date of the grant. The Option Plan defines fair market value as the closing price of the Common Shares on the New York Stock Exchange or other market in which the Common Shares are principally traded.

    The Option Plan is administered by the Board and may be amended by the Board from time to time as the Board may deem advisable; provided, however, that the formula provisions of the Option Plan may not be amended more than once in a six-month period other than to comply with changes in the Internal Revenue code of 1986, the Employee Retirement Income Security Act of 1974, or the rules promulgated thereunder. The Company's shareholders, however, must approve any amendment that would (i) materially increase the benefits accruing to participants under the Option Plan; (ii) materially increase the maximum number of Common Shares that may be issued under the Option Plan; or
(iii) materially modify the requirements as to eligibility for participation in the Option Plan.

    Upon exercise of an option granted under the Option Plan, an optionee will be deemed to

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receive ordinary income in an amount equal to the difference between the exercise price and the fair market value of the underlying stock on the date of the exercise. The Company, in turn, will be entitled to an income tax deduction for the amount recognized as ordinary income by the optionee. If an optionee pays the exercise price of an option by delivering shares of Common Stock, the exchange of shares generally will be treated as a non-taxable transaction.

    The foregoing provides only a general description of the federal income tax consequences of transactions under the Option Plan, and participants should consult a tax advisor as to their individual circumstances.

    The ratification of the increase in shares authorized under the Option Plan requires the approval of a majority of the votes cast on the proposal at the Meeting, provided that the total votes cast represent more than 50% of the Common Shares outstanding. The Board recommends a vote FOR the proposal to ratify the increase in shares authorized under the Option Plan.

                  APPROVAL OF NON-EMPLOYEE TRUSTEE SHARE PLAN
                                  (Item 3)

    The Board of Trustees of the Company has adopted, subject to the approval of the Company's shareholders, the Non-Employee Trustee Share Plan (the "Share Plan"). Generally, the Share Plan will permit non-employee trustees of the Company to elect to receive Common Shares in lieu of all or a portion of their annual trustee fees and committee fees. The Company believes that the Share Plan will increase the proprietary and vested interest of the non-employee trustees in the Company's growth and success and will enable the Company to continue to attract the most highly qualified persons to serve as non-employee trustees. The Share Plan will be effective upon approval by the shareholders.

    A Summary of the Share Plan is set forth below. The summary is qualified in its entirety by reference to the complete text of the Share Plan, which is attached to this Proxy Statement as Exhibit A.

    ADMINISTRATION. The Share Plan will be administered by the Board of Trustees, which will have full authority to administer and interpret the Share Plan. All decisions concerning the eligibility of trustees to participate in the Share Plan and the timing, pricing and amount of Common Shares that can be purchased by a participant will be determined in accordance with the provisions of the Share Plan.

    ELIGIBILITY. The only persons eligible to participate in the Share Plan will be the non-employee trustees. A participating non-employee trustee will be ineligible to participate or continue participation in the Share Plan (and will be refunded any funds accumulated for his or her account under the Share Plan) upon ceasing to be a trustee of, or becoming an employee of, the Company.

    SHARES SUBJECT TO THE SHARE PLAN. The aggregate number of shares which may be purchased under the Share Plan is 50,000. In the event any change is made to the Common Shares subject to the Share Plan (whether by reason of recapitalization, reclassification, share split, reverse split, combination of shares, exchange of shares, share dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company), the Committee is authorized to adjust proportionately and accordingly the number and kinds of shares that may be purchased.

    OPERATION OF THE SHARE PLAN. At any time during the term of the Share Plan, a non-employee trustee may elect to receive Common Shares under the Share Plan in lieu of all or a specified percentage of his or her eligible trustee fees. Eligible trustee fees include annual trustee fees and per-meeting fees payable for attendance at meetings of the Board of Trustees or any committee of the Board of Trustees. (See "Election of Trustees--Compensation of Trustees" above for a discussion of the fees payable to trustees, and see "Election of Trustees--Committees of the Board of Trustees; Meetings" above for the number of meetings of the Board of Trustees and its committee held in 1996.) Elections to participate in the Share Plan are to be submitted in writing on a form provided by the Company for such purpose and may be submitted at any time during the term of the Share Plan. Enrollment will become effective upon the first day of the calendar quarter that commences after the Company's receipt of the form, and will remain effective for subsequent calendar quarters unless withdrawn or revoked.

    The percentage of trustee fees stated in a participant's election form will be withheld from the trustee fees earned by the participant during the applicable quarter and, subject to certain limitations, will automatically be invested in the Company's Common Shares as of the last day of each calendar quarter. A participant will receive a number of Common Shares having a fair market value on the last day of the quarter equal to 125% of the amount of fees withheld. "Fair market value" is defined as the average of the closing prices of the Company's Common Shares on the New York Stock Exchange (or other market in which the Common Shares are principally traded) for the last five trading days of the quarter on which the Common Shares were traded. Common Shares purchased for a non-employee trustee's account may not be sold, pledged, hypothecated or otherwise transferred by such non-employee trustee during the six months following the allocation of such shares to the non-employee trustee's account.

    A non-employee trustee will be refunded all monies in his account and his participation in the Share Plan will be terminated upon delivery of written notice of his desire to terminate participation in the Share Plan to the Chief Financial Officer of the Company or upon the Board of Trustees' decision to terminate the Share Plan. As soon as is practicable following the effective date of termination of a non-employee trustee's participation in the Share Plan, the Company will deliver to the non-employee trustee a check representing any unvested contributions to which the non-employee trustee is entitled.

    AMENDMENT AND TERMINATION. The Board of Trustees of the Company may, at any time, amend the Share Plan in any respect, subject to any shareholder approval requirements imposed by law or the rules of the New York Stock Exchange (or other applicable trading market), and provided that no amendment may adversely affect any vested rights of participants under the Share Plan. The Board of Trustees may terminate the Share Plan at any time and for any reason or for no reason, provided that such termination may not impair any vested rights of participants. The Share Plan will, without further action of the Board of Trustees of the Company, terminate at such time as all Shares specified in the Share Plan that may be made available for purchase under the Share Plan have been issued.

    FEDERAL INCOME TAX CONSEQUENCES. Upon allocation of Common Shares to a participant's account under the Share Plan, the participant will be deemed to receive ordinary income in an amount equal to the fair market value of such Common Shares. The Company, in turn, will be entitled to an income tax deduction for the amount recognized as ordinary income by the participant.

    REQUIRED SHAREHOLDER VOTE. The affirmative vote of a majority of the Shares of the Company represented and voting at the Meeting is required for approval of the proposal to approve the Non-Employee Trustee Share Plan; provided, however, that the total votes cast on the proposal represents over 50% of the interest of all Shares.

    The Board of Trustees of the Company recommends a vote FOR the proposal to approve the Share Plan.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                  (Proposal 4)

    The Board of Trustees of the Company, upon the recommendation of the Audit Committee, has appointed the accounting firm of Coopers & Lybrand L.L.P. to serve as independent auditors of the Company for the fiscal year ending December 31, 1997. Coopers & Lybrand L.L.P. has served as independent auditors of the Company since the Company's commencement of operations. The Company has been advised by Coopers & Lybrand L.L.P. that neither the firm nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. Representatives of Coopers & Lybrand L.L.P. will be present at the Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

    The ratification of the appointment of Coopers & Lybrand L.L.P. requires the approval of a majority of the Common Shares present or represented by proxy and entitled to vote at the Meeting. The Board of Trustees of the Company recommends a vote FOR the proposal to ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company for the fiscal year ending December 31, 1997.

                             EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning the annual and long-term compensation for the chief executive officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers"):

                            SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION                                 LONG-TERM COMPENSATION
                              ---------------------------------------------------  ---------------------------------------------
                                                                                    RESTRICTED    SECURITIES          ALL
                                                                   OTHER ANNUAL       SHARE       UNDERLYING         OTHER
NAME AND PRINCIPAL POSITION     YEAR      SALARY($)   BONUS($)     COMPENSATION    AWARDS($) (1)  OPTIONS (#)   COMPENSATION(2)
------------                  ---------  ----------  ---------  -----------------  -------------  -----------  -----------------
Thomas H.  Lowder....            1996     $285,000    $30,000          --             $67,200        16,000          $4,500
 Chairman of the Board           1995      285,000    110,000          --              62,775        15,835           4,500
 President and Chief Executive   1994      275,000    100,000          --              62,745        16,000           4,620
 Officer




Howard B. Nelson, Jr........    1996       171,726     23,000          --             33,600         8,500            4,500
 Senior Vice President and      1995       145,000     68,000          --             26,100         6,450            4,159
   Chief Operating Officer      1994       120,000     62,000          --             13,684         3,460            3,588



John N. Hughey....              1996       104,998     50,000          --             14,400         3,500            3,145
 Senior Vice President -        1995        95,000     62,000          --             13,388         3,295            3,088
 Retail Development             1994        95,000     38,000          --             10,903         2,740            2,685



Charles A. McGehee...           1996       120,000     20,000          --             16,800         4,000            4,500
 Senior Vice President -        1995       110,000     63,000          --             15,413         3,815            3,276
 Multifamily Acquisitions/      1994       107,500     58,600          --             12,238         3,100            3,349
 Development




John L. Moss......              1996       115,000     11,500          --             14,400         3,500           3,7398
 Senior Vice President -        1995       115,000     35,000          --             16,088         3,990            3,472
 Retail Division                1994       115,000     19,000          --             13,128         3,320            3,058


------------------------

(1) The number and value of restricted shares held by the Named Executive Officers as of December 31, 1996 were as follows: Mr. Lowder -- 8,410 shares ($255,454); Mr. Nelson -- 3,175 shares ($96,441); Mr. Hughey --1,685 shares
    ($51,182); Mr. McGehee -- 1,935 shares ($58,776); and Mr. Moss -- 1,905 shares ($57,864). Dividends are paid on restricted shares at the same rate paid to all holders of Common Shares.

(2) All Other Compensation consists solely of employer contributions to the Company's 401(k) Plan.

    The following table sets forth certain information concerning exercised and unexercised options held by the Named Executive Officers at December 31, 1996:

                 Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                                                    NUMBER OF              VALUE OF UNEXERCISED
                                                                            --------------------------  --------------------------
                                                                              SECURITIES UNDERLYING            IN-THE-MONEY
                                                                               UNEXERCISED OPTIONS               OPTIONS
                                              SHARES                           AT DECEMBER 31, 1996      AT DECEMBER 31, 1996(1)
                                             ACQUIRED            VALUE      --------------------------  --------------------------
NAME                                      ON EXERCISE(#)      REALIZED($)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------------  -------------------  -------------  -----------  -------------  -----------  -------------
Thomas H. Lowder......................        -0-               $  -0-        15,945        31,890     $ 117,594    $   209,189
Howard B. Nelson, Jr..................        -0-                  -0-         4,457        13,953        32,867         89,094
John N. Hughey........................        -0-                  -0-         2,925         6,610        21,572         43,061
Charles A. McGehee....................        -0-                  -0-         3,338         7,577        24,620         49,378
John L. Moss..........................        -0-                  -0-         3,543         7,267        26,132         47,904

------------------------

(1) Based on closing price of $30.375 per Common Share on December 31, 1996, as reported by the New York Stock Exchange.

    The following table shows certain information relating to options to purchase Common Shares granted to the Named Executive Officers during 1996:

                      OPTION GRANTS IN LAST FISCAL YEAR

                                                                     INDIVIDUAL GRANTS
                                                  --------------------------------------------------------
                                                                                                             POTENTIAL REALIZABLE
                                                                     PERCENT                                   VALUE AT ASSUMED
                                                    NUMBER OF       OF TOTAL                                ANNUAL RATES OF SHARE
                                                   SECURITIES        OPTIONS                                PRICE APPRECIATION FOR
                                                   UNDERLYING      GRANTED TO      EXERCISE                      OPTION TERM
                                                     OPTIONS      EMPLOYEES IN       PRICE     EXPIRATION   ----------------------
NAME                                               GRANTED (#)     FISCAL YEAR      ($/SH)        DATE          5%         10%
------------------------------------------------  -------------  ---------------  -----------  -----------  ----------  ----------
Thomas H. Lowder................................     16,000           23.40%        $24.63      3/11/06     $231,146    $601,997
Howard B. Nelson, Jr............................      8,500           12.40%        $24.63      3/11/06      122,982     319,811
John N. Hughey..................................      3,500            5.10%        $24.63      3/11/06       50,640      31,687
Charles A. McGehee..............................      4,000            5.80%        $24.63      3/11/06       57,874     150,499
John L. Moss....................................      3,500            5.10%        $24.63      3/11/06       50,640     131,687

    All options granted in 1996 become exercisable in three equal annual installments beginning on the first anniversary of the date of grant and have a term of ten years.

DEFINED BENEFIT PLAN

    The Company has adopted a Retirement Plan (the "Plan") for all of the employees of the Company and its subsidiaries. The Plan also has been adopted by the Management Corporation. An employee becomes eligible to participate in the Plan on January 1 or July 1 following the first anniversary of the person's employment by the Company or one of its consolidated or unconsolidated subsidiaries or age 21 if later. Benefits are based upon the number of years of service (maximum 25 years), and the average of the participant's earnings during the five highest years of compensation during the final 10 years of employment. Each participant accrues a benefit at a specified percentage of compensation up to the Social Security wage base, and at a higher percentage of compensation above the Social Security wage base. Employment by Colonial, the Company's predecessor, or certain of its affiliated entities is treated as covered service for purposes of the Plan. A participant receives credit for a year of service for every year in which 1,000 hours are completed in the employment of the Company or its subsidiaries.

    The following table reflects estimated annual benefits payable upon retirement under the Plan as a single life annuity commencing at age 65. These benefits ignore the lower benefit rate applicable to earnings below the Social Security covered compensation level.

                            PENSION PLAN TABLE

                                       YEARS OF SERVICE
                     -----------------------------------------------------
REMUNERATION             5         10         15         20         25
-------------------  ---------  ---------  ---------  ---------  ---------
$100,000             $   7,600  $  15,200  $  22,800  $  30,400  $  38,000
125,000              $   9,500  $  19,000  $  28,500  $  38,000  $  47,500
150,000              $  11,400  $  22,800  $  34,200  $  45,600  $  57,000
$160,000 or over     $  12,160  $  24,320  $  36,480  $  48,640  $  60,800

    The benefits shown are limited by the current statutory limitations which restrict the amount of benefits which can be paid from a qualified retirement plan. The statutory limit on compensation which may be recognized in calculating benefits is $160,000 in 1997. This limit is scheduled to increase periodically with the cost of living.

    Covered compensation under the Plan includes only the employees' base salary. Thomas H. Lowder has 22 years of covered service under the Plan, Howard
B. Nelson, Jr. has 12 years of service, John N. Hughey has 14 years of service, Charles A. McGehee has 19 years, and John L. Moss has 21 years of service.

EMPLOYMENT AGREEMENT

    Thomas H. Lowder, the chief executive officer of the Company, entered into an employment agreement with the Company in September 1993. This agreement provided for an initial term of three years, and is renewable automatically for successive one year terms if neither party delivers notice of non-renewal at least six months prior to the next scheduled expiration date. The agreement provides for annual compensation of at least $275,000 and incentive compensation on substantially the same terms as set forth in the description of the Annual Incentive Plan. See "Report on Executive Compensation--Annual Incentive Plan." The agreement includes provisions restricting Mr. Lowder from competing with the Company during employment and, except in certain circumstances, for two years after termination of employment. The employment agreement provides for certain severance payments in the event of disability or termination by the Company without cause or by the employee with cause.

                                                                       Exhibit A

                            COLONIAL PROPERTIES TRUST
                         NON-EMPLOYEE TRUSTEE SHARE PLAN

     The Board of Trustees of Colonial Properties Trust (the "Company") has adopted this Non-Employee Trustee Share Plan (the "Plan") to enable individuals who serve as trustees of the Company and who are not employees of the Company ("Non-Employee Trustees"), through the retention by the Company of fees to be paid to such Non-Employee Trustees for services as Trustees, to purchase of the Company's common shares of beneficial
interest, par value $0.01 per share  (the "Common  Shares").   The  purpose
of the Plan  is  to  benefit  the  Company  by increasing  the  Non-Employee
Trustees' proprietary interest in the Company's growth and success and enabling the Company to continue to attract highly qualified persons to serve as Non-Employee Trustees. The provisions of the Plan are set forth below:

1.   COMMON SHARES SUBJECT TO THE PLAN.

     Subject to adjustment as provided in Section 20 below, an aggregate of 50,000 Common Shares will be made available for purchase by participants
under the  Plan.   The  shares issuable under the Plan may, in the discretion of the Board of Trustees of the Company (the "Board"), be either authorized but unissued shares or treasury shares.

2.   ADMINISTRATION.

     The Plan shall be administered by the Board. The Board's actions under the Plan shall be limited to taking all actions authorized by this Plan or otherwise reasonably necessary to effect the purposes hereof.

3.   INTERPRETATION.

     Subject to the express provisions of the Plan, the Board shall have authority to interpret the Plan, to prescribe, amend and rescind rules relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations will be final and binding upon all persons.

4.   ELIGIBILITY TO PARTICIPATE.

     The only persons eligible to participate in the Plan shall be trustees of the Company who are not employees of the Company.

5.   PARTICIPATION IN THE PLAN.

     A Non-Employee Trustee may become a participant in the Plan by completing an election to participate in the Plan on an authorization form provided by the Company and submitting that form to the Chief Financial Officer of the Company. The form will authorize the Company to retain a whole percentage amount of not less than one percent (the "Stated Percentage") of the Non-Employee Trustee's eligible fees (as defined in
Section 6 below) and authorize the purchase of Common Shares for the Non-Employee Trustee's account in accordance with the terms of the Plan. Enrollment will become effective upon the first day of the first Accumulation Period (as defined in Section 7 below) that commences after the Chief Financial Officer's receipt of the form.

6.   FEE RETENTION.

    From and after the effective date of a Non-Employee Trustee's enrollment in the Plan (as provided in Section 5 above), the Company shall withhold, on each Fee Payment Date (as defined below), an amount equal to the Stated Percentage of eligible fees payable to such Non-Employee Trustee on such date. For purposes of this Plan, "eligible fees" include all fees which the Non-Employee Trustee is entitled to receive from the Company for his or her service as a trustee, including annual trustee fees and per-meeting fees payable in connection with meetings of the Board or committees of the Board. All fee retentions will be credited to the Non-Employee Trustee's account under the Plan. A Non-Employee Trustee may not contribute amounts to purchase Common Shares under the Plan other than through retention of eligible fees. As used herein, the term "Fee Payment Date" means, for each Non-Employee Trustee, each date on which an eligible fee is payable to such Non-Employee Trustee. A Non-Employee Trustee may not during any Accumulation Period change his or her Stated Percentage of eligible fees to be retained for that Accumulation Period, nor may a Non-Employee Trustee withdraw any contributed funds other than by terminating participation in accordance with Section 14 below.

7.   ACCUMULATION PERIODS.

     The first Accumulation Period under the Plan shall commence on July 1, 1997 (or such other date as may be approved by the Board) and end on September 30, 1997 (the "Initial Accumulation Period"). Subsequent Accumulation Periods will be the three-month periods corresponding to the calendar quarters beginning on October 1, January 1, April 1, and July 1 of each year.

8.   PURCHASE AMOUNT.

     Non-Employee Trustees who elect to have the Company retain a Stated Percentage shall receive Common Shares having a fair market value equal to 125% of the amount of fees retained; provided, however, that in no event shall the resulting price per share of the Common Shares so purchased (the "Purchase Price") be less than the par value of the Common Shares. For purposes of the Plan, "fair market value" means the average of the closing prices per Common Share for the last five trading days of the Accumulation Period on which trades actually occurred, as reflected on the principal consolidated transaction reporting system for the national securities exchange or other market quotation system on which the Common Shares may be principally listed or quoted.

9.   TIMING OF PURCHASE.

     Unless a participating Non-Employee Trustee's participation in the Plan has been terminated as provided in Section 14 below, Common Shares will be purchased for such Non-Employee Trustee's account automatically on the last day of each Accumulation Period (except as provided in Section 14 below). Common Shares may not be purchased at any other time under the Plan. Effective upon the last day of each Accumulation Period, each participating Non-Employee Trustee's account will be credited with the number of whole Common Shares and any fractional share interest which the accumulated funds in such Non-

Employee Trustee's account  at that time will purchase at the Purchase Price.

10.   ISSUANCE OF STOCK CERTIFICATES; TRANSFER RESTRICTIONS

    Common Shares purchased under the Plan will be held in the custody of the Company or such other entity as the Board shall designate, as
agent  (the "Agent").   The  Agent may hold the shares purchased under  the
Plan in stock certificates in nominee names and may commingle shares held in its custody in a single account or stock certificate without identification as to individual participating Non-Employee Trustee. A participating Non-Employee Trustee may, at any time following his or her purchase of shares under the Plan, by written notice instruct the Agent to have all or part of such shares reissued in the participating Non-Employee Trustee's own name and have the stock certificate delivered to the Non-Employee Trustee, provided, however, that shares purchased for a Non-Employee Trustee's account many not be sold, pledged, hypothecated or otherwise transferred by such Non-Employee Trustee during the six months following the allocation of such shares to the Non-Employee Trustee's account. Any fractional interest withdrawn will be liquidated by the Agent on the basis of the then current market value of the Common Shares and a check issued promptly for the proceeds thereof. In no case will certificates representing a fractional interest be issued.

11.   WITHHOLDING OF TAXES.

     To the extent that a participating Non-Employee Trustee realizes ordinary income in connection with the Plan (including, without limitation, as a result of the accrual of fees or the purchase, issuance, sale or other transfer of Common Shares under the Plan) and the Company is required to withhold taxes with respect thereto, the Company may withhold amounts needed to cover such taxes from any payments otherwise due and owing to the Non-Employee Trustee or from shares that would otherwise be credited or issued to the Non-Employee Trustee hereunder.

12.   ACCOUNT STATEMENTS.

     The Company will deliver, or cause the Agent to deliver, to each participating Non-Employee Trustee a statement for each Accumulation
 Period during which the Non-Employee Trustee purchases Common Shares under the Plan. Each statement will reflect the amount of fee retentions accumulated during the Accumulation Period, the number of shares, including any fractional share interest, purchased for the Non-Employee Trustee's account, the price per share of the shares purchased for the Non-Employee Trustee's account, and the number of shares, including any fractional share interest, held for the Non-Employee Trustee's account at the end of the Accumulation Period.

13.   PARTICIPATION ADJUSTMENT.

     If in any Accumulation Period the number of unsold shares that may be made available for purchase under the Plan pursuant to Section 1
above   is insufficient  to  permit  the  crediting  of  shares  to  the accounts of all participating Non-Employee Trustees pursuant to Section 9 above, a participation adjustment will be made, and the number of
shares  purchasable  by   all participating Non-Employee Trustees will be
reduced proportionately. Any funds then remaining in a participating Non-Employee Trustee's account after such exercise will be promptly refunded to the Non-Employee Trustee.

14.   TERMINATION OF PARTICIPATION.

    A participating Non-Employee Trustee will be refunded all monies in his or her account, and his or her participation of the Plan will be terminated, if: (a) the Non-Employee Trustee elects to terminate participation in a writing delivered to the Chief Financial Officer of the Company; (b) the Non-Employee Trustee ceases to be a trustee of, or becomes an employee of, the Company; or (c) the Board elects to terminate
the Plan as provided in Section 19 below.   As soon  as  practicable
following the effective date of termination of a Non-Employee Trustee's participation in the Plan, the Company will deliver to the Non-Employee Trustee a check representing any uninvested contributions to which the Non-Employee Trustee is entitled. Once terminated, participation may not be reinstated for the then current Accumulation Period, but, if otherwise eligible, the Non-Employee Trustee may elect to participate in any subsequent Accumulation Period.

15.   ASSIGNMENT.

     No participating Non-Employee Trustee may assign his or her rights to purchase Common Shares under the Plan, whether voluntarily, by operation of law or otherwise. Any payment of cash or issuance of Common Shares under the Plan may be made only to the participating Non-Employee Trustee (or, in the event of the Non-Employee Trustee's death, to the Non-Employee Trustee's estate). Once a share certificate has been issued to the Non-Employee Trustee or for his or her account, such certificate may be assigned the same as any other share certificate.

16.   APPLICATION OF FUNDS.

     All funds retained by the Company under the Plan may be used by the Company or any subsidiary of the Company for any proper purpose until
applied  to  the purchase   of  Common  Shares  and/or  refunded  to
participating Non-Employee Trustees. Participating Non-Employee Trustees' accounts will not be segregated. Interest will not be paid on funds held by the Company pursuant to the Plan.

17.   NO RIGHT TO CONTINUED MEMBERSHIP ON THE BOARD.

     Neither the Plan nor any right to purchase Common Shares under the Plan confers upon any Non-Employee Trustee any right to continued membership on the Board, nor will a Non-Employee Trustee's participation in the Plan create any obligation on the part of the Board to nominate any trustee for re-election by the Company's stockholders.

18.   AMENDMENT OF PLAN.

     The Board may, at any time, amend the Plan in any respect, subject to any shareholder approval requirements imposed by law or the applicable rules of a national securities exchange, and provided that no amendment may impair the vested rights of participating Non-Employee Trustees.

19.   EFFECTIVE DATE; TERM AND TERMINATION OF THE PLAN.

    The Plan shall be effective as of the date of adoption by the Board, which date is set forth below, subject to approval of the Plan by a majority of the votes cast on the matter at a duly held meeting of the shareholders of the Company at which more than 50% of the Common Shares outstanding are voted on the matter; provided, however, that upon approval of the Plan by the shareholders of the Company as set forth above, all rights to purchase shares granted under the Plan on or after the effective date shall be fully effective as if the shareholders of the Company had approved the Plan on the effective date. If the shareholders fail to approve the Plan on or before one year after the effective date, the Plan shall terminate, any rights to purchase shares granted hereunder shall be null and void and of no effect, and all contributed funds shall be refunded to participating Non-Employee Trustees. The Board may terminate the Plan at any time and for any reason or for no reason, provided that such termination shall not impair any rights of participating Non-Employee Trustees that have vested at the time of termination. In any event, the Plan shall, without further action of the Board, terminate at such time as all Common Shares that may be made available for purchase under the Plan pursuant to Section 1 above have been issued.

20.   EFFECT OF CHANGES IN CAPITALIZATION.

     (a)   Changes in Common Shares.

    If the number of outstanding Common Shares is increased or decreased or the Common Shares are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the effective date of the Plan, the number and kinds of shares that may be purchased under the Plan shall be adjusted proportionately and accordingly by the Company.
In addition, the number and kind of shares for which   rights  are
outstanding  shall  be  similarly  adjusted  so  that   the proportionate
interest of a participating Non-Employee Trustee immediately following such event shall, to the extent practicable, be the same as immediately prior to such event. Any such adjustment in outstanding rights shall not change the aggregate Purchase Price payable by a participating Non-Employee Trustee with respect to shares subject to such rights, but shall include a corresponding proportionate adjustment in the Purchase Price per share.

     (b)   Reorganization in Which the Company Is the Surviving Entity.

    Subject to Subsection (c) of this Section 20, if the Company shall be the surviving entity in any reorganization, merger or consolidation of the Company with one or more other entities, all outstanding rights under the Plan shall pertain to and apply to the securities to which a holder of the number of Common Shares subject to such rights would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the Purchase Price per Common Share so that the aggregate Purchase Price thereafter shall be the same as the aggregate Purchase Price of the shares subject to such rights immediately prior to such reorganization, merger or consolidation.

     (c) Reorganization in Which the Company Is Not the Surviving Entity or Sale of Assets or Shares.

    Upon any dissolution or liquidation of the Company, or upon a merger, consolidation or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, or upon a sale of all or substantially all of the assets of the Company to another entity, or upon any transaction (including, without limitation, a merger or reorganization in which the Company is the surviving entity) approved by the Board that results in any person or entity owning more than 50 percent of the combined voting power of all classes of stock of the Company, the Plan and all rights outstanding hereunder shall terminate, except to the extent provision is made in writing in connection with such transaction for the continuation of the Plan and/or the assumption of the rights theretofore granted, or for the substitution for such rights of new rights covering the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Plan and rights theretofore granted shall continue in the manner and under the terms so provided. In the event of any such termination of the Plan, the Accumulation Period during which such termination occurs shall be deemed to have ended on the date of such termination, and the accumulated fees of each participating Non-Employee Trustee shall be deemed to have been used to purchase Common Shares in accordance with Section 9 above immediately prior to the event that results in such termination. The Board shall send written notice of an event that will result in such a termination to all participating Non-Employee Trustees not later than the time at which the Company gives notice thereof to its stockholders.

     (d)   Adjustments.

    Adjustments under this Section 20 related to stock or securities of the Company shall be made by the Board, whose determination in that respect shall be final, binding, and conclusive. No fractional Common Shares or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit.

     (e)   No Limitations on Company.

    The grant of a right pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

21.   GOVERNMENTAL REGULATION.

     The Company's obligation to issue, sell and deliver Common Shares pursuant to the Plan is subject to such approval of any governmental authority and any national securities exchange or other market quotation system as may be required in connection with the authorization, issuance or sale of such shares.

22.   SHAREHOLDER RIGHTS.

     Any dividends paid on shares held for a participating Non-Employee Trustee's account will be transmitted to the Non-Employee Trustee. The Company will deliver to each participating Non-Employee Trustee who purchases Common Shares under the Plan, as promptly as practicable by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed by the Company to its stockholders. Any Common Shares held for a Non-Employee Trustee's account will be voted in accordance with the Non-Employee Trustee's duly delivered and signed proxy instructions. There will be no charge to participating Non-Employee Trustees in connection with such notices, proxies and other materials.

23.   PAYMENT OF PLAN EXPENSES.

     The Company will bear all costs of administering and carrying out the Plan.

                                   *    *    *

    This Plan was duly adopted and approved by the Board of Trustees of the Company by resolution at a meeting held on the 23rd of January, 1997.

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING PERFORMANCE GRAPH AND REPORT ON EXECUTIVE COMPENSATION SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.




                         PERFORMANCE GRAPH APPEARS HERE

                                COLONIAL PROPERTIES                  NAREIT
MEASUREMENT PERIOD                     TRUST            S&P 500       INDEX
-----------------------------  ---------------------  -----------  -----------
Sept. 30, 1993...............            $100             $100         $100
Dec. 31, 1993................            $ 93             $102         $ 94
Mar. 31, 1994................            $100             $ 98         $ 96
June 30, 1994................            $103             $ 99         $ 98
Sept. 30, 1994...............            $100             $104         $ 96
Dec. 31, 1994................            $106             $104         $ 95
Mar. 31, 1995................            $110             $114         $ 96
June 30, 1995................            $113             $125         $102
Sept.30, 1995................            $124             $134         $107
Dec. 31, 1995................            $130             $142         $112
Mar. 31, 1996................            $123             $150         $115
June 30, 1996................            $129             $156         $120
Sept. 30, 1996...............            $142             $161         $127
Dec. 31, 1996................            $167             $175         $151

                        REPORT ON EXECUTIVE COMPENSATION

    This report outlines how the Executive Compensation Committee (the "Committee") of the Board of Trustees determined 1996 compensation levels for the Company's executive officers, including the Named Executive Officers. The Committee, which is composed entirely of non-employee trustees, is responsible for all aspects of the Company's officer compensation programs and some aspects of non-officer compensation, and works closely with the entire Board in the execution of its duties.

EXECUTIVE COMPENSATION POLICY AND PHILOSOPHY

    The Company's executive compensation programs are based on the following guiding principles:

    o PAY-FOR-PERFORMANCE--The Company places considerable emphasis on incentive compensation programs that reward executives for achieving specific operating and financial objectives and for total shareholder returns. These incentive programs focus on both annual and long-term performance.

    o PAY COMPETITIVENESS--The Company believes it must offer competitive total compensation to attract, motivate and retain executive talent. The Company's philosophy is to target the market median (50th percentile) for all components of executive compensation, including base salary, annual incentives and long-term incentives. Actual compensation levels, however, will vary in competitiveness from year to year, depending on corporate, business unit and individual performance.

         The Company determines competitive levels of compensation using published compensation surveys, information obtained from compensation consultants and an analysis of compensation data contained in the proxy statements for nine industry peer companies selected on the basis of size (i.e., assets). These companies differ from those used in the peer group index that appears in the Company's total shareholder return graph. The published survey data and consultant data reflect real estate investment trust organizations with assets comparable to those of the Company.

    o EXECUTIVE STOCK OWNERSHIP--The Company believes that a significant portion of each executive's compensation and wealth accumulation opportunities should be tied to the Company's share price and dividend performance. The Company maintains a long-term incentive plan consisting of stock options and performance-accelerated restricted shares so that a significant portion of executive compensation is provided in the form of stock-based compensation.

BASE SALARY PROGRAM

    The Company's base salary levels are determined based on the Committee's assessment of market compensation rates, each employee's performance over time and each individual's role in the Company. Consequently, employees with higher levels of sustained performance over time and/or employees assuming greater responsibilities will be paid correspondingly higher salaries. Salaries for executives as a group are reviewed annually and take into account a variety of factors, including individual performance, general levels of market salary increases and the Company's overall financial results (as described below under "Annual Incentive Plan"). Although all salary increases are granted within a pay-for-performance framework, performance criteria vary significantly by person. Performance is assessed qualitatively, and no specific weighting is attached to performance factors considered for base salary determinations. Salary adjustments are not affected by any contractual requirements.

    Some executive officers, including certain Named Executive Officers, received base salary increases in 1996 as a result of the annual review. In approving the increases, the Committee considered individual performance and experience, the position of salaries in relation to survey information and overall corporate performance.

ANNUAL INCENTIVE PLAN

    The Company's annual incentive plan is designed to reward and motivate key employees based on Company, business unit and individual performance and to give plan participants competitive cash compensation opportunities. As a pay-for-performance element of compensation, incentive awards are paid annually based on the achievement of performance objectives for the most recently completed fiscal year. In 1996, the corporate performance measure used in the annual incentive plan was funds from operations (FFO) per share. Business unit performance measures used in 1996 varied by unit (and therefore by individual executive officer) but included cash flow, square footage leased and lease income. The weighting of these measures also varied by business unit.

    The size of the actual annual incentive award for senior executives is based largely on corporate FFO per share performance as compared to a targeted amount. For business unit positions at the senior executive level, award opportunities for each individual are based on varying weightings of corporate and business unit performance. However, no awards will be made unless corporate performance reaches threshold FFO per share levels. For senior executives, awards calculated based on the formula described above are subject to a discretionary adjustment of as much as + 30 percent to reflect individual performance on specific qualitative criteria for each individual. Individual criteria are not targeted.

    Annual incentive opportunities are targeted at the market median. For 1996, the Company's FFO performance was slightly below targeted budget. For business unit positions, actual awards varied based on each business unit's performance.

LONG-TERM INCENTIVE COMPENSATION

    The Company believes that its executives should have an ongoing stake in the success of the business and that key employees should have a considerable portion of their total compensation paid in the form of Common Shares, since share-related compensation is directly tied to shareholder value.

    In 1996, the Committee granted long-term incentive awards in the form of both stock options and performance-accelerated restricted shares. Award opportunities under these two programs are targeted at the market median, and actual award levels have generally been at the market median.

    Stock options provide a strong tie between pay and performance, since executives realize value from stock options only if the Company's share price rises after the date of grant. All stock options in 1996 were granted at the same price ($24.625) as shares sold to public shareholders on January 19, 1996 which exceeded the fair market value on the date of grant (March 11, 1996) by $.625. These options vest at a rate of one-third per year over three years. The total number of options granted is determined based on competitive market practice, the Company's financial success and each individual's position and level of responsibility within the Company.

    Performance-accelerated restricted share grants made in 1996 are fully at risk based on the continued employment of the officer. This means that restricted shares that are granted may be earned (or vested) by the officer if the officer remains in the employ of the Company for the specified period (eight years from the date of grant). However, the restrictions may lapse sooner if certain levels of total shareholder return are exceeded and maintained for 20 consecutive trading days, thus providing an effective incentive to achieve significant returns for shareholders. During 1996 sixty percent of the grants issued on January 14, 1994 and twenty percent of the grants issued on January 6, 1995 vested due to the shareholders return exceeding the performance criteria.

1996 CHIEF EXECUTIVE OFFICERS COMPENSATION

    The Committee considers several factors in developing an executive compensation package. For the Chief Executive Officer (CEO), these include competitive market pay practices, individual performance level, experience, achievement of strategic goals and the financial success of the Company. Specific actions taken by the Committee regarding the CEO's compensation in 1996 are summarized below.

    BASE SALARY. The Committee maintained Mr. Lowder's annual salary at the 1995 level of $285,000. The Committee believes that Mr. Lowder's base salary, together with his incentive compensation participation levels, provides a competitive overall package.

    ANNUAL INCENTIVE. Mr. Lowder's targeted award level was set at a percentage of salary based on competitive market practice and on his scope of operations and responsibilities as CEO. The actual annual incentive paid ($30,000) was based primarily on corporate performance measured by FFO performance.

    LONG-TERM INCENTIVE. To increase his variable pay levels in support of the Company's compensation philosophy, Mr. Lowder has been included in the current long-term incentive plan, which provides for grants of both stock options and restricted shares subject to accelerated vesting. The size of the 1996 awards made to Mr. Lowder was based on median market practices. Stock options reward corporate performance, since the executive receives income only if the Company's share price increases after the grant date. Restricted share awards encourage executives to improve corporate performance, since the vesting of these awards will be accelerated based on total shareholder return achievements, and the ultimate value of the award is tied directly to the Company's share price.

$1 MILLION PAY DEDUCTIBILITY LIMIT

    An amendment to the Internal Revenue Code imposed by the Omnibus Budget Reconciliation Act of 1993 prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million paid to the chief executive officer or any of its four other most highly compensated executive officers for any fiscal year. Certain "performance-based compensation" is excluded from this $1 million cap. The Company's Employee Share Option and Restricted Share Plan has been structured in such a way that the Committee expects options granted under the plan to be treated as performance-based compensation which may be excluded from the deductibility limit. At this time, none of the Company's executive officers' compensation subject to the deductibility limits exceeds $1 million. Accordingly, in the Committee's view, the Company is not likely to be affected by the nondeductibility rules in the near future.

COLONIAL PROPERTIES SERVICES, INC.

    Each of the executive officers of the Company also is employed by the Management Corporation, in which the Company owns 99 percent of the economic interest but does not control the voting stock. A substantial portion of each executive officer's total cash compensation is paid by the Management Corporation for services rendered to that entity. All base salary and annual bonus compensation decisions made by the Committee with respect to the Company's executive officers are made after consultation with the board of directors of the Management Corporation. In making its base salary and annual bonus compensation decisions with respect to these executive officers, the Management Corporation's board of directors considers all of the factors described above, along with the extent of services provided to the Management Corporation. The compensation of the Named Executive Officers described in this Proxy Statement includes all amounts paid to the Named Executive Officers during the fiscal year, including amounts paid by the Management Corporation.

                      THE EXECUTIVE COMPENSATION COMMITTEE

                               M. Miller Gorrie
                                James K. Lowder
                              Herbert A. Meisler
                               Claude B. Nielsen
                                Harold W. Ripps

                EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

    None of the five members of the Executive Compensation Committee is an employee of the Company. As described below, M. Miller Gorrie, James K. Lowder, Herbert A. Meisler and Harold W. Ripps, who are members of the Committee, own interests in certain entities that, during 1996, were parties to certain transactions involving the Company.

    Brasfield & Gorrie General Contractors, Inc., a corporation of which M. Miller Gorrie is a shareholder and chairman of the board, was engaged during 1995 to construct the expansion of the Company's Macon Mall. The Company paid the corporation a total of $22.8 million ($21.8 million of which was then paid to unaffiliated subcontractors) during 1996 pursuant to this engagement.

    In July 1996, the Company acquired land in Macon, Georgia on which it is developing a multifamily community. The Company acquired this land from Colonial Commercial Investments, Inc., which was owned by James K. Lowder and his brother Thomas H. Lowder. The purchase price of $1,440,000, which was determined pursuant to an option acquired at the time of the Company's initial public offering in September, 1993, was paid through the issuance of 58,446 units of limited partnership interest in the Company's subsidiary Colonial Realty Limited Partnership.

    The Management Corporation provided management and leasing services during 1996 to certain entities in which James K. Lowder and his brothers Thomas H. Lowder and Robert E. Lowder, have an interest. The aggregate amount of fees paid to the Management Corporation by such entities during 1996 was approximately $356,000.

    Colonial Insurance Company, a corporation indirectly owned by the Lowder family, provided insurance brokerage services for the Company during 1996. The aggregate amount paid by the Company to Colonial Insurance Company for these services for the year ended December 31, 1996, was approximately $187,000.

    The Company leased space to certain entities in which the Lowder family has an interest and received rent from these entities totaling approximately $758,000 during 1996.

    The Company engaged Lowder Construction Company, Inc., of which James K. Lowder serves as chairman of the board and which is indirectly owned by James
K. Lowder and Thomas H. Lowder, to serve as construction manager for 11 multifamily development and expansion projects during 1996. The Company paid a total of $42.6 million ($41.2 million of which was then paid to unaffiliated subcontractors) for the construction of these development and expansion projects during 1996.

    The Company also paid to Rime Construction Company, Inc., a corporation in which Harold W. Ripps, Herbert A. Meisler, and Mr. Meisler's son own an interest, a total of $5.1 million ($4.9 million of which was then paid to unaffiliated subcontractors) for construction of one multifamily expansion project during 1996.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    The following table sets forth information regarding the beneficial ownership of Common Shares as of March 10, 1997 for (1) each person known by the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Shares, (2) each trustee of the Company and each Named Executive Officer and (3) the trustees and executive officers of the Company as a group. Each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. References in the table to "Units" are to units of limited partnership interest in Colonial Realty Limited Partnership, a subsidiary of the Company. Units owned by a person named in the table are included in the "Number of Common Shares" column because such Units are redeemable, at the option of the holder, for cash equal to the value of an equal number of Common Shares or, at the election of the Company, for an equal number of Common Shares. Because of limitations on ownership of Common Shares imposed by the Company's Declaration of Trust, none of the Lowder brothers nor Mr. Ripps could in fact redeem all of his Units for Common Shares without divesting a substantial number of Common Shares in connection with the redemption. The extent to which a person holds Units as opposed to Common Shares is set forth in the footnotes.

                                                                           PERCENT OF
                                                NUMBER OF     PERCENT OF     COMMON
 NAME AND BUSINESS ADDRESS                       COMMON         COMMON       SHARES
    OF BENEFICIAL OWNER                          SHARES       SHARES (1)   AND UNITS(2)
-------------------------------------------    ------------   ----------   ------------
Thomas H. Lowder...........................    3,130,621(3)      14.2%         11.8%
Energen Plaza, Suite 750
2101 Sixth Avenue North
Birmingham, Alabama 35203

James K. Lowder...........................     3,111,981(4)      14.2%         11.8%
2000 Interstate Parkway
Suite 400
Montgomery, Alabama 36104

Robert E. Lowder...........................    1,835,917(5)       8.8%          7.1%
One Commerce Street
Montgomery, Alabama 36104

Cohen & Steers Capital Management, Inc. ...    2,486,700(6)      13.0%          6.2%
757 Third Avenue
New York, New York 10017

Wellington Management Company L.L.P. ......    1,732,600(7)       9.0%          5.3%
75 State Street
Boston, Massachusetts 02109

Carl F. Bailey.............................       20,000(8)          *            *

M. Miller Gorrie...........................      132,861(8)          *            *

Herbert A. Meisler.........................      531,934(9)        2.7%          2.1%

Claude B. Nielsen..........................       11,000(8)          *             *

Harold W. Ripps............................    1,856,308(10)       10.0%          7.2%

                                           17

Donald T. Senterfitt.......................       11,000(8)           *             *

Howard B. Nelson, Jr. .....................       21,746(11)          *             *

John N. Hughey.............................        9,015(11)          *             *

Charles A. McGehee.........................       16,583(11)          *             *

John L. Moss...............................       14,416(11)          *             *

All executive officers and trustees as
 a group (15 persons)......................    6,399,260(12)       25.6%(13)     23.0%(14)

------------------------

*   Less than 1%
(1) For purposes of this calculation, the number of Common Shares deemed outstanding includes 19,182,735 Common Shares currently outstanding and the number of Common Shares issuable to the named person(s) upon redemption of Units or upon the exercise of options exercisable within 60 days.
(2) For purposes of this calculation, the number of Common Shares and Units deemed outstanding includes 19,182,735 Common Shares currently outstanding, 8,456,361 Units currently outstanding (excluding Units held by the Company), and the number of Common Shares issuable to the named person(s) upon the exercise of options exercisable within 60 days.
(3) Includes 338,597 Common Shares and 2,792,024 Units. The total includes 67,731 shares owned by Thomas Lowder, 175,296 shares owned by Colonial Commercial Investments, Inc. ("CCI"), a corporation owned equally by Thomas and James Lowder, 61,574 shares owned by Equity Partners Joint Venture ("EPJV"), a general partnership of which Thomas, James and Robert Lowder are the sole general partners, 7,439 shares owned pursuant to the Company's 401(k) plan and 26,557 shares subject to options exercisable within 60 days. In addition, the total includes 532,800 Units owned by Thomas Lowder, 1,258,297 Units owned by CCI, 1,000,732 Units owned by EPJV and 195 Units held in trust for the benefit of Tomas Lowder's children. Shares and Units owned by CCI are reported twice in this table, once as beneficially owned by Thomas Lowder and again as beneficially owned by James Lowder. Shares and Units owned by EPJV are reported three times in this table, as beneficially owned by each of the Lowder brothers.
(4) Includes 319,957 Common Shares and 2,792,024 Units. The total includes 64,020 shares owned by James Lowder, 175,296 shares owned by CCI, 61,574 shares owned by EPJV, 9,067 shares owned pursuant to the Company's 401(k) plan and 10,000 shares subject to options exercisable within 60 days. In addition, the total includes 532,800 Units owned by James Lowder, 1,258,297 Units owned by CCI , 1,000,732 Units owned by EPJV and 195 Units held in trust for the benefit of James Lowder's children.
(5) Includes 97,789 Common Shares and 1,738,128 Units. The total includes 61,574 shares owned by EPJV, 31,215 shares owned by CBC Realty, Inc. ("CBC"), a corporation wholly owned by Robert Lowder, and 5,000 shares subject to options exercisable within 60 days. In addition, the total includes 523,546 Units owned by Robert Lowder, 1,000,732 Units owned by EPJV, 213,655 Units owned by CBC and 195 Units held in trust for the benefit of Robert Lowder's children.
(6) Based on a Schedule 13G dated February 3, 1997 and filed with the SEC, reflecting beneficial ownership as of December 31, 1996. According to the
    Schedule 13G, these shares are held for the benefit of client accounts pursuant to investment advisory arrangements. According to the Schedule 13G, sole voting power exists for 2,170,900 of the 2,486,700 Common Shares. The Company believes that the ownership of these shares does not exceed the ownership limit established by the Company's Declaration of Trust.
(7) Based on a Schedule 13G dated January 24, 1997 and filed with the SEC, reflecting beneficial ownership as of December 31, 1996. According to the
    Schedule 13G, these shares are held for the benefit of client accounts pursuant to investment advisory arrangements. In addition, according to the
    Schedule 13G, Wellington Management Company has shared voting power with respect to 434,000 of these Common Shares and shared dispositive power with respect to 1,732,600 of these Common Shares. The Company believes that the ownership of these shares does not exceed the ownership limit established by the Company's Declaration of Trust.

(8)  Includes 10,000 shares subject to options exercisable within 60 days.
(9) Includes 5,000 shares subject to options exercisable within 60 days and 526,934 Units owned by Mr. Meisler and BerFan Company, a partnership of which Mr. Meisler and his wife are the sole general partners.
(10) Includes 5,000 shares subject to options exercisable within 60 days and 1,851,308 Units owned by Mr. Ripps.
(11) Includes, for Messrs. Nelson, Hughey, McGehee and Moss, respectively, 3,475, 377, 4,936 and 4,764 shares held pursuant to the Company's 401(k) plan and 10,593, 6,103, 6,977 and 7,147 shares subject to options exercisable within 60 days.
(12) Includes 568,502 Common Shares, 5,702,871 Units and 127,887 Common Shares subject to options exercisable within 60 days. Shares and Units held by CCI and EPJV have been counted only once for this purpose.
(13) For purposes of this calculation, the number of Common Shares deemed outstanding includes 19,182,735 Common Shares currently outstanding, 5,702,871 Units reported as beneficially owned by Thomas H. Lowder, James K. Lowder, Mr. Ripps and Mr. Meisler and 127,887 Common Shares subject to options exercisable within 60 days.
(14) For purposes of this calculation, the number of Common Shares and Units deemed outstanding is described in note 2 to this table and includes 127,887 Common Shares subject to options exercisable within 60 days.

    SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's trustees and executive officers to file reports with the SEC on Forms 3, 4 and 5 for the purpose of reporting their ownership of and transactions in Common Shares and Units. During 1996, Mr. Bailey failed timely to report two transactions reportable on a Form 4 for May.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

    Proposals of shareholders to be presented at the 1998 Annual Meeting must be received by the Secretary of the Company prior to December 1, 1997 to be considered for inclusion in the Company's proxy material for the 1998 Annual Meeting of Shareholders. In addition, any shareholder who wishes to propose a nominee to the Board of Trustees or submit any other matter to a vote at a meeting of shareholders (other than a shareholder proposal included in the Company's proxy materials pursuant to SEC Rule 14a-8) must comply with the advance notice provisions and other requirements of Article II, Section 12 of the Company's By-laws, which are on file with the Securities and Exchange Commission and may be obtained from the Secretary of the Company upon request.

               VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

    Under the Company's By-laws and Alabama statutory law governing real estate investment trusts organized under Alabama law, shares represented by proxies that reflect abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Trustees will be elected by a favorable vote of a plurality of the Common Shares present and entitled to vote, in person or by proxy, at the Meeting. Accordingly, abstentions from the election of trustees will not affect the election of the candidates receiving the most votes with respect to all other proposals to come before the Meeting, with regard to brokers, who are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes" abstentions as to a particular proposal, both will have the same effect as votes against such proposal.

    The cost of preparing, assembling, and mailing the proxy material will be borne by the Company. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

    Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

                                          BY ORDER OF THE BOARD OF TRUSTEES


                                          Douglas B. Nunnelley
                                          Senior Vice President and
                                          Chief Financial Officer

March 31, 1997

    [COLONIAL LOGO]

                           COLONIAL PROPERTIES TRUST

                                                           THIS IS YOUR PROXY.
                                                       YOUR VOTE IS IMPORTANT.

Regardless of whether you plan to attend the Annual Meeting of Shareholders, please execute your proxy promptly and return it in the enclosed envelope.

                           RECENT COMPANY HIGHLIGHTS

o During 1996 our funds from operations (FFO) increased to $2.45 per share from $2.23 per share for 1995, an increase of 9.9%. As a result, we increased our dividend from $2.00 per share in 1996 to $2.08 per share (annualized) in 1997.

o In January 1996 we completed another secondary offering totaling 4,600,000 common shares. The offering raised over $113 million, most of which was used to reduce debt incurred in connection with acquisitions.

o In July 1996 we completed a public issuance of senior, unsecured debt securities totaling $130 million. The offering proceeds were used to reduce debt incurred in connection with acquisitions and to partially fund the acquisition of a regional mall.

o In December 1996 and in January 1997, we completed two public issuances of unsecured medium-term debt securities totaling $50 million each. The offering proceeds were used to reduce debt incurred in connection with acquisitions.

o In January 1997 we completed another secondary offering totaling 1,500,000 common shares. The offering raised approximately $45 million, most of which was used to reduce debt incurred in connection with acquisitions and to acquire an office property.

o During 1996 we acquired seven multifamily communities and four retail shopping centers, including one regional mall, at a total cost of $173 million. We also developed 873 new apartment units in six multifamily communities under new development or expansion and we continued the expansion of two retail shopping centers, investing a total of $100 million in development activities during 1996. At year end, after adjusting for the effect of the January 1997 debt and equity offerings, the Company's total market capitalization was approximately $1.3 billion, an increase of 45% compared to year end 1995.

DETACH HERE                                                         DETACH HERE

/ X / Please mark
      votes as in
      example.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS OTHERWISE MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 AND IN THE DISCRETION OF THE NAMED PROXIES AS TO ANY OTHER MATTERS PROPERLY PRESENTED AT THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY DELIVERY TO THE SECRETARY OF THE COMPANY OF EITHER A WRITTEN REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AT THE ANNUAL MEETING AND VOTING IN PERSON.

1. To elect the following nominees to the Board of Trustees.
   Nominees: Thomas H. Lowder, Carl F. Bailey, and Harold W. Ripps.

     /  / FOR ALL         / / WITHHOLD AUTHORITY      /  / ______________
          NOMINEES            TO VOTE FOR ALL              Instruction: To vote
                              NOMINEES                     for all nominees
                                                           except as indicated
                                                           on the line above

2. To approve an increase in the number of shares authorized under the Non-employee Trustee Share Option Plan from 125,000 Common Shares to 500,000 Common Shares.

     /  / FOR     /  /  AGAINST     /  /  ABSTAIN

3. To approve a Non-employee Trustee Share Plan under which non-employee trustees would be permitted to invest their trustee fees in Common Shares.

     /  / FOR     /  /  AGAINST     /  /  ABSTAIN


4. To ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company for the fiscal year ending December 31, 1997.

     /  / FOR     /  /  AGAINST     /  /  ABSTAIN

[ADDRESS]                             MARK HERE FOR      /   /
                                      ADDRESS CHANGE
                                      AND NOTE AT LEFT


                                      Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Signature: _____________ Date: ____ Signature: ___________________ Date: _____

DETACH HERE                                                         DETACH HERE

                           COLONIAL PROPERTIES TRUST

            Proxy Solicited on Behalf of the Board of Trustees of the Company for AnnualMeeting to be held on April 24, 1997

    The undersigned, being a shareholder of Colonial Properties Trust (the "Company"), hereby appoints Thomas H. Lowder and Douglas B. Nunnelley, or either of them, with full power of substitution in each, as proxies and hereby authorizes such proxy to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held in the auditorium on the lobby (second floor) of the Energen Building, 2101 Sixth Avenue North, Birmingham, Alabama 35203, on April 24, 1997 at 10:30 a.m., central daylight savings time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the following instructions. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

    You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Trustees' recommendations. The proxies cannot vote your preferences unless you sign and return this card.

                                                                  SEE REVERSE
                CONTINUED AND TO BE SIGNED ON REVERSE SIDE             SIDE